                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             WALL DATA INCORPORATED
                                       AT

                              $9.00 NET PER SHARE

                                       BY

                       NETMANAGE ACQUISITION CORPORATION

                          A WHOLLY-OWNED SUBSIDIARY OF

                                NETMANAGE, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 24, 1999, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF WALL DATA INCORPORATED HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF WALL DATA INCORPORATED AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF WALL DATA INCORPORATED COMMON STOCK THAT SHALL CONSTITUTE NOT LESS THAN FIFTY-ONE PERCENT (51%) OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS. SEE SECTION 15 OF THE OFFER TO PURCHASE.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's shares of Wall Data Incorporated common stock (the "Shares") should either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary listed in the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent or Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:

                           [CIBC WORLD MARKETS LOGO]

October 27, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1

THE TENDER OFFER.................................................    2
 1.  Terms of the Offer; Expiration Date.........................    2
 2.  Acceptance for Payment and Payment of Shares................    4
 3.  Procedures for Accepting the Offer and Tendering Shares.....    5
 4.  Withdrawal Rights...........................................    8
 5.  Certain U.S. Federal Income Tax Consequences................    8
 6.  Price Range of Shares; Dividends............................    9
 7.  Effect of the Offer on the Market for the Shares; Exchange
     Listing and Exchange Act Registration.......................   10
 8.  Certain Information Concerning the Company..................   11
 9.  Certain Information Concerning Purchaser and Parent.........   13
10.  Financing of the Offer......................................   15
11.  Material Changes and Other Information......................   15
12.  Background of the Offer; Contacts with the Company; the
     Merger Agreement............................................   15
13.  Purpose of the Offer; Plans for the Company After the
     Offer.......................................................   24
14.  Dividends and Distributions.................................   26
15.  Conditions of the Offer.....................................   26
16.  Certain Legal Matters and Regulatory Approvals..............   27
17.  Fees and Expenses...........................................   29
18.  Miscellaneous...............................................   29

SCHEDULE I -- Directors and Executive Officers...................  I-1

TO THE HOLDERS OF COMMON STOCK OF
WALL DATA INCORPORATED:

                                  INTRODUCTION

     NetManage Acquisition Corporation, a Washington corporation ("Purchaser") which is a wholly-owned subsidiary of NetManage, Inc. ("Parent"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock (the "Shares") of Wall Data Incorporated, a Washington corporation (the "Company"), at a price of $9.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes with respect to the purchase of Shares pursuant to the Offer. Parent will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), CIBC World Markets Corp. (the "Dealer Manager") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE THE ACCOMPANYING SCHEDULE 14D-9 (AS DEFINED BELOW).

     Bear Stearns & Co. Inc. ("Bear Stearns"), the Company's financial advisor, has delivered to the Board its written opinion to the effect that, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair from a financial point of view. A copy of the opinion of Bear Stearns is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT SHALL CONSTITUTE NOT LESS THAN FIFTY-ONE PERCENT (51%) OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). FOR PURPOSES HEREOF, SHARES ON A FULLY DILUTED BASIS MEANS ALL OUTSTANDING SECURITIES ENTITLED GENERALLY TO VOTE IN THE ELECTION OF DIRECTORS OF THE COMPANY ON A FULLY DILUTED BASIS, AFTER GIVING EFFECT TO THE EXERCISE OF ALL OPTIONS EXERCISABLE INTO SUCH SHARES WITH AN EXERCISE PRICE LESS THAN $9.00 PER SHARE. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 24, 1999, UNLESS EXTENDED. SEE SECTIONS 1 AND 15.

     The Company has advised the Purchaser that the authorized capital of the Company consists of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of October 25, 1999, (i) 10,189,969 shares of common stock and no shares of preferred stock were issued and outstanding; (ii) an aggregate of 5,226,789 Shares were reserved for issuance upon the exercise of stock options pursuant to the Company's 1983 Stock Option Plan, the Restated 1993 Stock Option Plan, Restated 1993 Stock Option Plan for Non-Employee Directors and the 1994 Non-Officer Stock Option Plan (collectively, the "Option Plans") pursuant to which options for the purchase of an aggregate of 2,477,892 Shares were issued and outstanding; and (iii) 89,846 Shares were reserved for issuance pursuant to the Company's Employee Share Purchase Plan.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 20, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions of the Agreement, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, (the "Surviving Corporation") and the separate corporate existence of Purchaser shall cease. The Merger is subject to a number of conditions, including the adoption of the Merger Agreement by shareholders of the Company, if required by applicable law. In the event Purchaser acquires at least ninety percent (90%) of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser may, and intends to, effect the Merger pursuant to the short-form merger provisions of the Washington Business Corporation Act (the "WBCA"), without a meeting of the Company's shareholders.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares satisfying the Minimum Condition, Parent shall be entitled to designate a majority of the members of the Company's Board of Directors subject to compliance with Section 14(f) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Merger Agreement also provides that the Company has agreed to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Merger Agreement is more fully described in
Section 12.

     No dissenters' rights are available in connection with the Offer. However, shareholders will have dissenters' rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 13.

     Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

     The Securities and Exchange Commission (the "Commission") has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. Purchaser believes that Rule 13e-3 will not be applicable to the Offer or the Merger. However, no assurances can be given that the Commission will not take the position that Rule 13e-3 is applicable to the Offer or the Merger.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser hereby offers to purchase all of the Shares at a price of $9.00 per Share, net to the seller in cash, and will pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, November 24, 1999, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 15, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his, her or its Shares. See Section 4.

     Subject to applicable securities legislation and the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right (i) to increase the price per Share payable in the Offer, (ii) to terminate the Offer and not accept for payment any Shares if the conditions to the Offer shall not be satisfied and (iii) to waive any condition or otherwise amend the Offer in any respect (subject to the limitations described below), by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. However, the Merger Agreement provides that Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Section 15, or (iv) amend any other material terms of the Offer in a manner materially adverse to the Company's shareholders. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and
(ii) Purchaser may not delay acceptance for payment of, or payment for (except as specified in Section 15), any Shares upon the occurrence of any of the conditions specified in Section 15 without extending the period of time during which the Offer is open.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the expiration date of the Offer (a) as required to comply with any rule, regulation or interpretation of the Commission, (b) if at the scheduled or extended expiration date of the Offer any of the conditions to the Offer have not been satisfied or waived, until such time as all such conditions are satisfied or waived, or (c) provided that at least 90% of the Shares have not been tendered, for one or more times for a total number of days in the aggregate pursuant to this clause (c) not to exceed 20 days for any reason other than those specified in the immediately preceding clauses (a) and (b). In addition, if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied by the commercially reasonable best efforts of Parent, Purchaser and the Company, Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser shall not be required by the Company to extend the Offer for a total of 20 days beyond the initial expiration date of the Offer.

     Subject to the terms of the Merger Agreement and applicable rules and regulations of the Commission, Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 15 hereof shall have occurred, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 midnight, New York City time, on Wednesday, November 24, 1999 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of shareholders to withdraw shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

     There can be no assurance that Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or its is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer and other relevant materials will be mailed by Purchaser to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the Expiration Date. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 16 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Shareholders who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offer may deposit Share Certificates pursuant to the procedures set forth below for guaranteed delivery.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Purchaser gives written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if the Share Certificates are submitted evidencing more Shares than are tendered, the Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     HOLDERS OF OPTIONS. Holders of options to acquire Shares may participate in this Offer by exercising such options in accordance with and subject to their terms and, after such exercises, deposit the Shares received as provided for in this Offer. Reference should be made to the terms of the Merger Agreement dealing with the Option Plans as described in Section 12 of the Offer to Purchase.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. Purchaser reserves the right to permit the Offer to be accepted in any manner other than that set out herein.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a firm which is a member of a national securities exchange in the United States or the National Association of Securities Dealers, Inc. (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be medallion guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days of The Nasdaq Stock Market's National Market System (the "Nasdaq") after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a signature medallion guaranteed by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of the Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or when the acceptance of payment may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the

Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     OTHER REQUIREMENTS. The execution of the Letter of Transmittal by a tendering shareholder irrevocably appoints each of the Depositary, any officer of Purchaser and any other person designated by Purchaser in writing as the true and lawful agent, attorney and attorney-in-fact and proxy of that shareholder with respect to Shares tendered by such shareholders and accepted for payment by Purchaser (the "Purchased Securities") and with respect to any and all dividends, distributions, payments, securities, rights, warrants, assets or other interests (collectively, "Other Securities") accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Purchased Securities on or after the date of the Offer to Purchase, effective from the date that Purchaser accepts the Purchased Securities for payment (the "Effective Date"), with full power of substitution, in the name of and on behalf of such shareholder (such power of attorney being deemed to be an irrevocable power coupled with an interest), to: (a) register or record, transfer and enter the transfer of the Purchased Securities and any Other Securities on the appropriate register of holders maintained by the Company; (b) vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of any and all such Purchased Securities and Other Securities, revoke any such instruments, authorizations or consents given prior to or after the Effective Date and designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee of the shareholder in respect of such Purchased Securities and Other Securities including, without limiting the generality of the foregoing, in connection with any meeting (whether annual, special or otherwise) of holders of securities of the Company (or any adjournments thereof); (c) execute, endorse and negotiate, for and in the name of and on behalf of the registered shareholder of the Purchased Securities and Other Securities, any and all checks or other instruments representing any distribution payable to or to the order of such registered shareholder; and (d) exercise any and all rights of the shareholder in respect of such Purchased Securities and Other Securities; all as set forth in the Letter of Transmittal.

     The acceptance for payment by Purchaser of the Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     BACKUP WITHHOLDING. Shareholders may be subject to a 31% backup withholding tax under United States tax law when they receive payments of cash pursuant to the Offer or the Merger. To avoid the imposition of the backup withholding tax, U.S. Shareholders should submit the attached Substitute Form W-8 and Non-U.S. Shareholders should submit the attached Substitute Form W-8. For purposes of this Offer to Purchase, the Letter of Transmittal, and other documents included in this tender offer package, "U.S. Shareholder" and "Non-U.S. Shareholder" have the meanings indicated below.

     "U.S. Shareholder" means one of (1) a citizen or resident of the United States, including an alien individual (such as a citizen of another country) who is a lawful permanent resident of the United States or meets the "substantial presence test" under Section 7701(b) of the Code (for example, because the alien individual is present in the United States for 183 days or more in the current calendar year), (2) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision, or (3) an estate or trust which is not a foreign estate or trust under Section 7701(a)(31) of the Code. "Non-U.S. Shareholder" means any shareholder that is not a U.S. Shareholder, except for Non-U.S. Shareholders, if any, who are subject to United States federal income tax on payments received pursuant to the Offer or the Merger because such payments are effectively connected with their conduct of a U.S. trade or business. Any such shareholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences of receiving payments pursuant to the Offer or the Merger.

     U.S. SHAREHOLDERS. In order to avoid "backup withholding" on payments of cash pursuant to the Offer or the Merger (including any cash paid pursuant to the exercise of dissenters' rights), a U.S. Shareholder surrendering Shares in the Offer or the Merger must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a U.S. Shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer or the Merger may be subject to backup withholding of 31%. All U.S. Shareholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding.

     NON-U.S. SHAREHOLDERS. In order to avoid 31% "backup withholding," Non-U.S. Shareholders should properly complete and provide to the Depositary the enclosed Substitute Form W-8 included as part of the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that tendered Shares may be withdrawn by or on behalf of the tendering shareholder at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such shareholder at any time after December 25, 1999. If Purchaser extends the Offer, is delayed in the acceptance for payment of the Shares or is unable to accept the Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     U.S. SHAREHOLDERS. The receipt of cash for Shares by a U.S. Shareholder pursuant to the Offer or in the Merger (including by reason of exercise of dissenters' rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. If, at the time of the Offer or the Merger, the Shares then exchanged have been held for more than one year by such shareholder, such gain or loss will be long-term capital gain or loss. Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are only deductible to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

     NON-U.S. SHAREHOLDERS. Non-U.S. Shareholders generally will not be subject to U.S. federal income tax on the receipt of cash for Shares pursuant to the Offer or in the Merger, unless such Non-U.S. Shareholder's gain is effectively connected with a U.S. trade or business; or, in the case of gain recognized by an individual Non-U.S. Shareholder, such individual is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN SHAREHOLDERS, DEPENDING ON THEIR CIRCUMSTANCES, INCLUDING SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the Nasdaq under the symbol "WALL". The following table sets forth, for the periods indicated, the aggregate volume and the high and low sales prices per Share on the Nasdaq as reported by the Dow Jones News Service.

                                                               HIGH        LOW      VOLUME(1)
                                                              -------    -------    ----------
Fiscal Year ending December 31, 1997:
  First Quarter.............................................  $19.625    $15.000     2,294,000
  Second Quarter............................................   29.125     15.125    10,762,900
  Third Quarter.............................................   28.250     17.000    11,487,100
  Fourth Quarter............................................   20.500     11.313     4,113,400
Four Month Period ending April 30, 1998(2)..................   18.250     13.500     3,956,200
Fiscal Year ending April 30, 1999:
  First Quarter.............................................  $16.000    $10.125     5,192,200
  Second Quarter............................................   15.500     10.625     3,485,000
  Third Quarter.............................................   24.250     13.250     5,191,400
  Fourth Quarter............................................   22.313     13.500     6,359,500
Fiscal Year ending April 30, 2000:
  First Quarter.............................................  $15.625    $ 9.500     4,970,600
  Second Quarter (through October 20, 1999).................   10.000      5.000     6,148,300

---------------
(1) Aggregate trading volume per period.

(2) In April 1998, the Company changed its fiscal year-end from December 31 to April 30, beginning with the four months ended April 30, 1998 (the "Four Month Period").

     The Purchaser has been advised by the Company that the Company historically has not declared dividends.

     On October 20, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the Nasdaq was $5.75.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers (the "NASD") for continued inclusion in the Nasdaq. The Shares might nevertheless continue to be included in the Nasdaq with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the shares would no longer be "qualified" for the Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq or in any other tier of the Nasdaq and the Shares are no longer included in the Nasdaq or in any other tier of the Nasdaq, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange act as soon after the completion of the Offer and the Merger as the requirements for such termination are met.

     If public quotation and registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be quoted and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the

Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefor could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY

     GENERAL. The Company is a Washington corporation with its principal executive offices located at 11332 N.E. 122(nd) Way, Kirkland, Washington. The Company develops, markets and supports enterprise and Internet software products and associated application tools and provides comprehensive support and service for its products.

     CAPITALIZATION OF THE COMPANY. The Company has advised the Purchaser that the authorized capital of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of October 25, 1999, (i) 10,189,969 shares of common stock and no shares of preferred stock were issued and outstanding; (ii) an aggregate of 5,226,789 Shares were reserved for issuance upon the exercise of stock options pursuant to the Company's 1983 Stock Option Plan, the Restated 1993 Stock Option Plan, Restated 1993 Stock Option Plan for Non-Employee Directors and the 1994 Non-officer Stock Option Plan (collectively, the "Option Plans") pursuant to which options for the purchase of an aggregate of 2,477,892 Shares were issued and outstanding; and (iii) 89,846 Shares were reserved for issuance pursuant to the Company's Employee Share Purchase Plan.

     FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1999 (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth at the end of this Section 8.

                             WALL DATA INCORPORATED

                      SELECTED CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

FIVE YEAR FINANCIAL SUMMARY(1)

                                                 FOUR MONTHS ENDED
                                  YEAR ENDED         APRIL 30,                   YEAR ENDED DECEMBER 31,
                                  APRIL 30,    ----------------------   -----------------------------------------
                                     1999        1998        1997         1997       1996       1995       1994
                                  ----------   --------   -----------   --------   --------   --------   --------
                                                          (UNAUDITED)
STATEMENT OF OPERATIONS
Net revenues....................   $139,729    $ 39,106    $ 46,386     $140,851   $139,364   $110,741   $101,240
Gross margin....................    111,614      30,899      37,906      115,925    112,766     88,653     86,610
Operating expenses..............    122,322      36,675      34,214      116,234    107,705     93,868     65,582
Income (loss) from operations...    (10,708)     (5,776)      3,692         (309)     5,061     (5,215)    21,028
Net income (loss)...............     (8,924)     (4,648)      2,673        2,251      4,193      7,251     14,184
Earnings (loss) per share --
  assuming dilution, as
  applicable....................      (0.89)      (0.47)       0.27         0.23       0.43       0.72       1.40
Pro forma net income
  (loss)(2).....................     (6,519)     (4,648)      2,673        9,581      6,145      2,766     16,664
Pro forma earnings (loss) per
  share -- assuming dilution, as
  applicable....................      (0.65)      (0.47)       0.27         0.97       0.63       0.28       1.65
Average shares outstanding --
  assuming dilution, as
  applicable....................      9,999       9,805       9,780        9,886      9,721     10,027     10,124

BALANCE SHEET
Cash and cash equivalents and
  marketable securities.........   $ 65,464    $ 57,490    $ 82,384     $ 70,814   $ 62,483   $ 51,969   $ 48,927
Working capital.................     56,580      56,477      74,874       72,849     71,798     60,720     56,308
Total assets....................    126,795     140,205     130,585      136,576    127,154    109,339    105,626
Shareholder's equity............     86,401      92,768      92,951       94,887     90,803     83,702     81,206

KEY RATIOS
Current ratio...................        2.5         2.3         3.0          2.7        3.0        3.3        3.3
Pro forma return on net
  revenues(2)...................       (4.7)%     (11.9)%       5.8%         6.8%       4.4%       2.5%      16.5%
Pro forma return on average
  total assets(2)...............       (4.9)%      (3.4)%       2.2%         7.3%       5.2%       2.6%      18.5%
Pro forma return on average
  stockholders' equity(2).......       (7.3)%      (5.0)%       3.0%        10.3%       7.0%       3.4%      23.2%

---------------
(1) In April 1998, the Company changed its fiscal year-end from December 31 to April 30, beginning with the four months ended April 30, 1998.

(2) Excludes non recurring gain in 1995 of $14.0 million ($8.7 million, or $0.87 per share on a diluted basis, after income taxes) and restructuring and other non recurring charges in 1999, 1997, 1996, 1995, and 1994 of $2.4 million ($0.24 per share), $11.5 million ($7.3 million, or $0.74 per share on a diluted basis, after income taxes), $3.1 million ($2.0 million, or $0.20 per share on a diluted basis, after income taxes), $6.8 million ($4.2 million, or $0.42 per share on a diluted basis, after income taxes) and $4.0 million ($2.5 million, or $0.25 per share on a diluted basis, after income taxes), respectively. See Notes 7 and 12 of Notes to Consolidated Financial Statements which are incorporated in the Company's periodic reports on Form 10-K for the year ended April 30, 1999, filed with the Commission on July 29, 1999.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports and other information should be available for inspection at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006, or (ii) at the Commission's world wide web site at http://www.sec.gov.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     OTHER FINANCIAL INFORMATION. In connection with Purchaser's and Parent's review of the Company and in the course of the negotiations between the Company and Purchaser and Parent, the Company provided those parties with certain business and financial information about the Company which Parent and Purchaser believe is not publicly available. This information included forecasts of potential financial performance of the Company (without regard to the impact on the Company of a transaction with Parent). The Company advised Parent that:

      (i) Company's estimated revenues and net loss (exclusive of nonrecurring items) for the twelve months ended January 31, 2000, could be approximately $83,000,000 and $26,000,000, respectively;

      (ii) Company's estimated revenues and net income for the twelve months ended January 31, 2001, could be approximately $90,000,000 and $6,000,000, respectively; and

     (iii) Company's estimated revenues and net income for the twelve months ended January 31, 2002, could be approximately $98,000,000 and $8,000,000, respectively.


     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO THE PURCHASER AND PARENT BY THE COMPANY.


     9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser is a newly formed Washington corporation organized in connection with the Offer and has not carried on any activities other than in connection with the Offer. The principal offices of Purchaser are located at 10725 N. DeAnza Boulevard, Cupertino, California 95014. Purchaser is a wholly-owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a Delaware corporation, with its principal office at 10725 N. DeAnza Boulevard, Cupertino, California 95014. Parent's principal business is developing, marketing and supporting software applications for connecting personal computers to UNIX, AS/400, midrange and corporate mainframe computers and software that increases the productivity of corporate call centers, and allows real-time application sharing on corporate networks and across the Internet.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Neither Parent nor Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser or Parent or any of the persons so listed beneficially owns, exercises control or direction over or has any right to acquire, directly or indirectly, any Shares and neither Parent or Purchaser nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of Parent or Purchaser has effected any transaction in the Shares during the past 60 days. To the knowledge of the Purchaser, after reasonable enquiry, there is no person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Company or any person or company acting jointly or in concert with the Purchaser that owns any securities of the Company.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, to the best of their knowledge, none of Parent, Purchaser or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, or any associate of the persons so listed on Schedule I hereto, has any contract, arrangement, commitment, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. To the best of their knowledge and except as set forth in this Offer to Purchase, none of Purchaser, Parent, nor any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Set forth below in Section 12 of this Offer to Purchase, "Background of the Offer; Contacts with the Company; the Merger Agreement", and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of Purchaser, Parent or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Except as disclosed in this Offer to Purchase, there are no contracts, arrangements or agreements made or proposed to be made between the Purchaser and any of the directors or officers of the Company, and no payments or other benefits have been proposed to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful.

     Purchaser will not acquire Shares while the Offer is outstanding, other than as described in this Offer to Purchase.

     The audited balance sheets of Parent and the related statements of income, total recognized gains and losses, changes in combined shareholders' equity and cash flows for the year ended December 31, 1998 are contained in Item 8 of the annual report of Parent filed with the Commission on March 31, 1999 (the "Annual Report") and are hereby incorporated by reference. A copy of the Annual Report may be obtained by:

(i) writing to Parent at 10725 N. DeAnza Boulevard, Cupertino, California 95014, attention: Corporate Secretary, (ii) mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or (iii) downloading such report from the Commission's worldwide web site at http://www.sec.gov. Additionally, the Annual Report may be inspected at the Commission's offices or the office of the Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006.


     10. FINANCING OF THE OFFER. Purchaser estimates that the amount of funds required to purchase all outstanding Shares on a fully diluted basis pursuant to the Offer and to pay fees and expenses related to the Offer will be approximately $99.1 million. Purchaser will obtain all of such funds from Parent or one of its affiliates. Parent and its affiliates will provide such funds from working capital. At September 30, 1999, Parent (including its wholly-owned subsidiaries) had approximately $129.6 million in cash, cash equivalents and short- and long-term investments available to fund the Offer. The Company's short- and long-term investments consist of U.S. treasury bonds and AA- and AAA-rated commercial paper and corporate securities, all of which the Company believes it can liquidate on one to five days' notice without incurring significant losses or transaction fees. Of the total approximately $129.6 million available to fund the Offer, $60.3 million is held by NetManage, Inc., $60.0 million is held by FTP Software Incorporated, a wholly-owned subsidiary of Parent, and $9.3 million is held by certain of the Company's wholly-owned subsidiaries outside the United States.


     11. MATERIAL CHANGES AND OTHER INFORMATION. Purchaser is not aware of any information which indicates that a material change has occurred in the affairs of the Company since the date of the last published financial statements of the Company other than as has been publicly disclosed by the Company. The Purchaser has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of shareholders to accept or reject the Offer.

     12. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER
AGREEMENT.

     BACKGROUND OF THE OFFER.

     In 1996, James Simpson, the Company's then Chairman and Chief Executive Officer, John Wall, the Company's then President and Kevin Vitale, then Chief Operating Officer met with Zvi Alon, President and Chief Executive Officer of NetManage and other members of the then NetManage management team and held preliminary discussions about a possible business combination of NetManage and the Company. No further discussions were held in response to the call.

     In the late summer of 1998, Mr. Alon contacted Mr. Wall by telephone to find out whether the Company was interested in pursuing discussions regarding a possible business combination. No further discussions were held in response to the call.

     On March 12, 1999, John Wall, President and Chief Executive Officer of Company, contacted Zvi Alon, Chief Executive Officer of Parent, by telephone. Messrs. Alon and Wall engaged in preliminary discussions about the Company's RUMBA business unit. Both parties expressed an interest in having Parent be among the potential partners that the Company was evaluating in its analysis of strategic alternatives with the assistance of Bear Stearns & Co. Inc. ("Bear Stearns").

     On April 26, 1999, at Parent's board of directors meeting, Mr. Alon briefed the Board on the potential business opportunity with the Company.

     On April 29, 1999, Parent entered into a nondisclosure agreement with the Company.

     In May and June 1999, Mr. Alon and Mr. Wall spoke by telephone regarding Parent's interest in acquiring the Company's RUMBA business unit and the schedule for Parent to deliver an expression of interest to Bear Stearns.

     On July 1, 1999, members of Parent's senior management team, including Mr. Alon, Gary Anderson, Senior Vice-President and Chief Financial Officer, Patrick Linehan, Senior Vice-President of Sales, Peter Havart-Simkin, Senior Vice-President of Marketing, and Judy Somerville, Director of Human Resources, met with the Company's Mr. Wall, Kevin Vitale, Chief Operating Officer at that time, Richard Fox, Vice-President and Chief Financial Officer, and Craig Shank, Vice President, General Counsel and Secretary in Bellevue, Washington to discuss the Company's business and a possible fit between the Company and Parent.

     On July 3, 1999, Mr. Alon sent a letter to the Company, which expressed Parent's interest in conducting a transaction with the Company and also described Parent's preliminary valuation of Company.

     On July 14, 1999, Mr. Alon and Mr. Anderson met with Mr. Vitale and Mr. Fox in Cupertino, California, to discuss potential organizational structures in a merger of Parent and the Company.

     On July 16, 1999, Parent presented the Company with a written acquisition proposal in which Parent would acquire all of the Company's outstanding capital stock in exchange for Parent stock. Mr. Alon and Mr. Vitale spoke by telephone several times to review the terms and valuation described in the letter.

     On July 19, 1999, Parent submitted a revised proposal in which Parent would acquire all of the Company's outstanding capital stock in exchange for Parent stock. Mr. Alon and Mr. Vitale followed up by telephone to review the terms.

     Prior to the July 22, 1999 Parent board of directors meeting, Mr. Alon updated individual directors on developments concerning a potential transaction with the Company. At Parent's board of directors meeting, Mr. Alon updated the directors as to the status of a potential transaction with the Company. Board Members approved the current activity.

     From July 28, 1999 through August 4, 1999, members of the Company's senior management traveled to Cupertino, California to meet with Parent senior management to conduct mutual due diligence, review operational issues and negotiate merger agreement issues. At the same time, legal counsel for the Parent traveled to the Company's offices in Kirkland, Washington to conduct due diligence investigations.

     On August 4, 1999, after failing to reach agreement on valuation, Parent and the Company decided to suspend any further discussions in order to give the parties an opportunity to review valuation with their respective advisors.

     In the month of August 1999, Mr. Alon and Mr. Vitale spoke by telephone to determine whether there was continued interest in a potential transaction. In a telephone conversation late in the month, Parent delivered a new proposal for a potential acquisition of the Company. Mr. Alon and Mr. Vitale held several discussions by telephone to review the proposal.

     On August 27, 1999, Mr. Alon received a telephone call from Mr. Vitale confirming that based on the proposed valuations, the Company was no longer interested in Parent's merger proposal.

     In early September 1999, Mr. Alon and Mr. Vitale spoke by telephone regarding the parties' differences in valuation. Mr. Alon had similar conversations with representatives of Bear Stearns.

     On October 5, 1999, the Company contacted Parent and asked whether Parent would be interested in proposing a cash offer for the Company's shares.

     On October 11, 1999, the Parent made a letter proposal to the Company to purchase the Company at $8.50 per share.

     On October 14, 1999, Mr. Vitale telephoned Parent to notify it that the Company had received a higher offer.

     On October 15, 1999, Parent delivered an offer to the Company to purchase the Company for $9.00 per share. In the afternoon of October 15th, the Company and Parent agreed to enter into exclusive negotiations until October 20, 1999. This agreement was later extended to October 21, 1999.

     On October 16, 1999, Messrs. Alon, Anderson, Havart-Simkin, Linehan and Ms. Somerville and George Moore, Vice-President of Marketing met with Messrs. Vitale, Fox and Shank to conduct a review of the Company's current and prospective business and of operational issues.

     From October 17 through October 20, the Company, Parent and their respective counsel conducted negotiations on the Merger Agreement.

     On October 20, 1999, Parent held a board of directors meeting to consider the proposed merger. Prior to the board meeting, Mr. Alon kept individual directors updated as to the status of the potential transaction with Company. Copies of the draft Merger Agreement had been circulated to Board Members on the day before the meeting. At the meeting, management and legal counsel briefed the board on the results of their due diligence investigations and of the negotiations. The Board of Directors approved the offer submitted by

Parent and authorized management to complete the Merger Agreement. The parties concluded negotiations and executed the Merger Agreement that night.

     On the morning of October 21, 1999, the parties publicly announced the transaction.

     THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms not otherwise defined in the following description of the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

     THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Section 15 hereof or amends any other material terms of the Offer in a manner materially adverse to the Company's shareholders.

     COMPANY COVENANTS. Pursuant to the Merger Agreement, the Company has covenanted and agreed, between the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, unless Parent shall otherwise consent in writing, to carry on the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any material event involving its business or operations. The Merger Agreement provides that, except as permitted by the terms of the Merger Agreement, neither the Company nor any Subsidiary will do any of the following, without the prior written consent of
Parent: (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans; (ii) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date of the Merger Agreement and as previously disclosed in writing to the other, or adopt any new severance plan; (iii) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company's intellectual property or other proprietary rights, or enter into grants to future patent rights, other than in the ordinary course of business, consistent with past practice; (iv) buy any Intellectual Property of a third party or enter into any license agreement with respect to the Intellectual Property of any third party for an acquisition or license, the price for which exceeds $50,000 individually (or in the aggregate for a single third party) other than "shrink wrap," "click wrap," and similar widely available commercial end-user licenses;
(v) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
(vi) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date of the Merger Agreement (which repurchase rights the Company shall be obligated to exercise if the repurchase price is less than the Merger Consideration); (vii) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of Shares, pursuant to the exercise of stock options therefor outstanding as of the date of the Merger Agreement, and Shares issuable pursuant to the Option Plans; (viii) cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries); (ix) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances; (x) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice; (xi) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others; (xii) adopt or amend any employee benefit or employee stock purchase or employee option plan (other than is necessary to comply with law), or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures; (xiii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business; (xiv) make any grant of exclusive rights to any third party; (xv) except in the ordinary course of business, modify, amend or terminate any material contract or agreement involving payments of $50,000 or more to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder; (xvi) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices; (xvii) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes in an amount in excess of $50,000 in the aggregate; (xviii) commence any litigation or settle any litigation for an amount in excess of the greater of $100,000 in the aggregate or the amount reserved in respect thereof in the Company Balance Sheet; or (xix) agree in writing or otherwise to take any of the actions described in (i) through (xviii) above.

     BOARD OF DIRECTORS. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares satisfying the Minimum Condition, Parent shall be entitled to designate a majority of the members of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act. The Merger Agreement also provides that the Company has agreed to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board of Directors to the extent permitted by its Restated Articles of Incorporation and/or secure the resignations of such number of directors as is necessary to cause Parent's designees to be elected as directors of the Company.

     The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph, any amendment or termination of the Merger Agreement by the Company or any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were not designated by Parent.

     CONFIDENTIALITY. The Merger Agreement provides that subject to and in accordance with the terms and conditions of that certain letter dated April 29, 1999 between Parent and the Company (the "Confidentiality Agreement"), from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Parent, Purchaser and their affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent or Purchaser, and their respective officers, employees and agents, reasonable access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent, Purchaser and their affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent or Purchaser, all financial, operating and other data and information as they reasonably request. Subject to the requirements of law, Parent and Purchaser shall, and shall use their reasonable efforts to cause their officers, employees and agents, and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to the Merger Agreement or the Confidentiality Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

     PROXY MATERIALS; SHAREHOLDER MEETING. The Merger Agreement provides that the Company and each of Parent and Purchaser shall prepare and file, or shall cause to be prepared and filed, with the Commission those documents, schedules and amendments and supplements thereto required to be filed with respect to the transactions contemplated by the Merger Agreement. The Company, acting through its Board of Directors, shall, if necessary, cause the Company Shareholders' Meeting to be duly called (including establishing the record date, if requested, to be a date immediately after the date the Purchaser first purchases any Shares pursuant to the Offer) and shall give notice of, convene and hold the Company Shareholders' Meeting as soon as practicable, and at such time and place designated by Parent or Purchaser, for the purpose of approving the Merger, the Merger Agreement and any other actions contemplated hereby which require the approval of the Company's shareholders. The Company shall recommend to its shareholders approval of the Merger and take all reasonable actions necessary to solicit such approval. The Company shall use its best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Purchaser, shall respond promptly to any comments of the Commission relating to any preliminary proxy statement regarding the Merger and the other transactions contemplated by the Merger Agreement and to cause the Proxy Statement to be mailed to its shareholders, all at the earliest practicable time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the Commission with respect to the Proxy Statement or the Company Shareholders' Meeting, each party shall promptly inform the other of such occurrence and cooperate in filing with the Commission and/or mailing to the Company's shareholders such amendment or supplement. The Proxy Statement and all amendments and supplements thereto shall comply with applicable law and be in form and substance satisfactory to each of Parent and Purchaser and the Company. The Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that shareholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger and shall disclose that each of the Company's directors and executive officers and Banker and its affiliates intend to tender all outstanding shares beneficially owned by such persons to Purchaser pursuant to the Offer unless to do so would subject such person to liability under
Section 16(b) of the Exchange Act. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of such approval and adoption and shall take all other actions necessary or, in the reasonable judgment of Parent and Purchaser, advisable to secure the vote or consent of the Company's shareholders required by the WBCA to effect the Merger. Notwithstanding the foregoing, in the event that Purchaser shall acquire at least ninety percent (90%) of the outstanding Shares, the parties thereto agree, at the request of Purchaser, subject to any conditions to the obligations of each party to effect the Merger, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting and without a vote of the Company's shareholders, in accordance with the WBCA.

     THE NO SHOP PROVISION. The Merger Agreement provides that until the earlier of Effective Time or termination of the Merger Agreement, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of, any proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. Under the Merger Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Merger Agreement), (ii) sale of outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the Acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Pursuant to the Merger Agreement, the Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) as promptly as practicable notify Parent of the terms and conditions of any such Acquisition Proposal. In addition, subject to other provisions of this paragraph, from and after the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

     Notwithstanding the foregoing, the Merger Agreement provides that, prior to consummation of the Offer, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish information to any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Offer and the Merger to the shareholders of the Company from a financial point of view and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "Superior Proposal"). In the event the Company receives a Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company's shareholders, provided that (i) the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; (ii) the Company shall not recommend to its shareholders a Superior Proposal until at least 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the terms and conditions thereof, if not in writing), and (iii) the Company shall not recommend to its shareholders a Superior Proposal unless the Company shall have terminated the Merger Agreement and paid the Break-up Fee. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not provide any non-public information to a third party unless the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement and such non-public information has been previously delivered to Parent. Nothing contained in this paragraph shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by this paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to withdraw or modify its position with respect to the Acquisition for purposes of the Merger Agreement.

     PUBLIC ANNOUNCEMENTS. Pursuant to the Merger Agreement, Parent and Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the Merger or the other transactions contemplated thereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. This paragraph shall supersede any conflicting provisions in the Confidentiality Agreement.

     FAILURES TO COMPLY. Pursuant to the Merger Agreement, the Company shall give prompt notice in writing to Parent, and Parent and Purchaser shall give prompt notice in writing to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement through the Effective Time and (ii) any failure of the Company, Parent or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties thereunder. The Merger Agreement provides that the Company shall give prompt notice in writing to Parent of (i) any act, omission to act, event or occurrence which, with the passage of time or otherwise, would likely have a Material Adverse Effect on the Company and (ii) any material contingent liability of the Company or any of its subsidiaries for which such party reasonably believes it will, with the passage of time or otherwise, become liable; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties thereunder.

     ACTIONS BY THE COMPANY. Pursuant to the Merger Agreement, subject to the terms and conditions therein, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and Purchaser and take all such actions as may be reasonably requested by Parent and Purchaser to accomplish the Merger.

     OPTION PLANS; PURCHASE PLAN; SAVINGS PLAN. The Merger Agreement provides that, the Company agrees to take all necessary actions to ensure that all outstanding compensatory options to purchase common stock of the Company terminate and become without further force and effect immediately prior to the Effective Time. The Company agrees to take all necessary actions to ensure that all offering periods outstanding under the Company's Restated Employee Stock Purchase Plan (the "ESPP") terminate immediately prior to the Effective Time, and to ensure that the ESPP terminates immediately prior to the Effective Time. The Company and its ERISA Affiliates, as applicable, each agrees to terminate its Retirement Savings Plan immediately prior to Effective Time, unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing the Company with written notice of such election at least three (3) days before the Effective Time. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company's and each ERISA Affiliate's (as applicable) 401(k) plan has been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Effective Time.

     INDEMNIFICATION; LITIGATION. Pursuant to the Merger Agreement, from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "Indemnified Parties"). The Restated Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Restated Articles of Incorporation and

Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law. For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium).

     The Merger Agreement provides that the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any of the transactions contemplated by the Merger Agreement until the purchase of the Shares pursuant to the Offer, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of such litigation shall be agreed to without Parent's consent; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

     EMPLOYMENT AGREEMENTS. The Merger Agreement provides that, prior to commencement of the Offer, the Company shall offer to enter into employment agreements (the "Employment Agreements") with each of Kevin B. Vitale, Richard
P. Fox, Craig E. Shank and Kerry D. Palmer, which Employment Agreements shall be substantially in the form annexed to the Merger Agreement as Exhibit A or such other terms as may be accepted in writing by Parent.

     ADDITIONAL AGREEMENTS. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement (including consummation of the Offer and Merger) and to cooperate with each other in connection with the foregoing. In addition the Merger Agreement provides that, subject to its terms and conditions, each of the parties to the Merger Agreement agrees to use (i) all reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, and (ii) all reasonable efforts to obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, including, but not limited to, those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to defend all lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby, to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Entities, and to fulfill all conditions to the Merger Agreement.

     ANTI-TAKEOVER PROVISIONS. Pursuant to the Merger Agreement, if any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Offer or the transactions contemplated by the Merger Agreement, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated thereby.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations by the Company and each of its Subsidiaries as to the absence of certain changes or events concerning the Company's business since the date of the Company Balance Sheet, compliance with law, litigation, employee benefit plans, real property and leases, trademarks, intellectual property, environmental matters, Year 2000 compliance and material agreements, contracts and commitments.

     TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company: (i) by mutual written agreement of the Boards of Directors of Parent and the Company; (ii) by either Parent or the Company if (A) the Offer shall be terminated or expire without any Shares having been purchased pursuant to the Offer; provided, however, that a party shall not be entitled to terminate the Merger Agreement if it is in material breach of its representations and warranties, covenants or other obligations thereunder or (B) any court of competent jurisdiction in the United States or any United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable;
(iii) by Parent if (A) if the Board of Directors of the Company or any committee thereof shall have approved, or recommended that shareholders of the Company accept or approve, an Merger Proposal by a third party, or shall have resolved to do any of the foregoing; (B) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the shareholders of the Company accept the Offer or shall have resolved to do any of the foregoing; (C) if the Company shall have failed to include in Schedule 14D-9 the recommendation of the Board of Directors of the Company that the shareholders of the Company accept the Offer; (D) prior to the purchase of Shares pursuant to the Offer, in the event that any of the conditions to the Offer set forth in the Merger Agreement (see Section 15, "Conditions of the Offer") shall not be satisfied; or at any time on or after the date of the Merger Agreement, any of the following events shall have occurred: (1) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer by any Governmental Entity or arbitration panel that could reasonably be expected to, directly or indirectly, (a) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise delay, restrict or prohibit consummation of the Offer, (b) result in a delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (c) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries or affiliates of all or any portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, (d) impose any material limitation on the ability of Parent, Purchaser or their affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the shareholders of the Company, (e) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Agreement, or (f) impose any material condition to the Offer or the Agreement unacceptable to Parent or Purchaser; or (2) the Company shall have failed to obtain by the Expiration Date all of the consents of third parties required to be obtained by the Company by such date under the Merger Agreement; or (3) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Merger Agreement or any representation or warranty of the Company in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or (4) the Board of Directors of the Company or any committee thereof shall have (a) withdrawn or modified (including without limitation, by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (b) approved or recommended any Merger Proposal by a third party other than the Offer, (c) publicly resolved to do any of the foregoing, or (d) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Board of Directors of the Company shall fail to do so within two business days after such request is made; or (5) the Merger Agreement shall have been terminated in accordance with its terms, or the Offer shall have been terminated with the consent of the Company; or (6) there shall have occurred any Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company; or (7) any of the Employment Agreements shall not have been executed and delivered or any Employment Agreement is not in full force and effect; or (E) if the Company is in material breach of any of its covenants or obligations under the Merger Agreement, or any representation or warranty of the Company contained in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or (iv) by the Company (A) if the Offer shall not have been commenced in accordance with the terms of the Merger Agreement, or Parent or Purchaser shall have failed to purchase validly tendered Shares in violation of the terms of the Offer within ten business days after expiration of the Offer; provided, however, that the Company shall not be entitled to terminate the Merger Agreement if it is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement; (B) if the Board of Directors of the Company has resolved to, and in fact does, recommend to the Company's shareholders that they accept a Superior Proposal, provided that all the provisions of the Merger Agreement with respect to a Superior Proposal have been fully complied with, and provided further that the Company shall have paid to Parent the entire Break-up Fee; or (C) prior to the purchase of Shares pursuant to the Offer, if Parent or Purchaser is in material breach of any of its covenants or obligations under the Merger Agreement, or any representation or warranty of Parent or Purchaser contained in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect.

     The Merger Agreement provides that the Company shall pay to Parent, in same day funds, upon demand, a fee of U.S. $5,000,000 (the "Break-up Fee") in the event that any of the following shall occur: (i) the Board of Directors of the Company or any committee thereof shall have approved, or recommended that shareholders of the Company accept or approve, an Merger Proposal by a third party, or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the shareholders of the Company accept or approve (as the case may be), the Offer or shall have resolved to do any of the foregoing; or (iii) the Company shall have failed to include in
Schedule 14D-9 the recommendation of the Board of Directors of the Company that the shareholders of the Company accept the Offer.

     Pursuant to the Merger Agreement the Break-up Fee shall not be deemed to be liquidated damages, and the right to the payment of the Break-up Fee shall be in addition to (and not a maximum payment in respect of) any other damages or remedies at law or in equity to which Parent or Purchaser may be entitled as a result of the Company's violation or breach of any term or provision of the Merger Agreement. The Merger Agreement provides that except as otherwise provided in the Merger Agreement and whether or not the transactions contemplated by the Offer and the Merger Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by the Offer and the Merger Agreement shall be paid by the party incurring such expenses.

     13. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER.

     PURPOSE OF THE OFFER. The purpose of the Offer is for Parent to acquire control of, and the entire equity interest in, the Company.

     The Offer is being made pursuant to the Merger Agreement among Parent, Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions of the Merger Agreement, the Purchaser will be merged with and into the Company, with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the "Surviving Corporation") and the separate corporate existence of Purchaser shall cease.

     CHANGE OF CONTROL AGREEMENTS. In January 1999, the Company entered into change of control agreements with each of Kevin B. Vitale, Richard P. Fox, Craig
E. Shank and Kerry D. Palmer (collectively, the "Change of Control Agreements"). The Change of Control Agreements provide for severance benefits in the event of a termination of employment or constructive termination following a change of control transaction. The severance benefits equal, in the case of Mr. Vitale, 30 months salary plus an incentive bonus equal to the percentage of his base salary paid to him as bonus compensation for the prior fiscal year, and, in the case of Messrs. Fox, Shank and Palmer, 18 months salary plus an incentive bonus equal to the percentage of their respective base salaries paid to them as bonus compensation for the prior fiscal year. The total severance amounts are $812,500 in the case of Mr. Vitale, $360,000 in the case of Mr. Fox, $330,000 in the case of Mr. Shank, and $192,750 in the case of Mr. Palmer. The parties have agreed that the change in each officer's status following the Merger would constitute a constructive termination entitling each officer to resign and claim the specified severance benefits.

     At the request of Parent and Purchaser, each of these four individuals has entered into a new agreement superceding the Change of Control Agreements and any other employment or severance agreements. The new agreements in each case provide that the officer agrees to the termination of all options that would otherwise accelerate on consummation of the Merger and agrees not to claim a constructive termination, and instead, to continue his position as an officer of the Company following the conclusion of the Offer. In exchange, Parent has agreed to pay each officer the severance amounts specified above over a six-month period, plus an amount equal to (x) $9.00 minus (y) the exercise price, multiplied by (z) the number of shares subject to accelerated option vesting. The payments terminate if the officer resigns other than for a valid reason or is terminated for cause. All remaining scheduled payments will be paid in full if the officer is terminated without cause or in the event of a future constructive termination. The new agreements also provide that the officer's base pay will not be reduced and that he will be eligible to participate in the Parent's bonus plan at levels comparable to those of senior officers of other divisions of the Parent.

     RETENTION PLANS. The Company provides for three different retention payment plans for employees of different levels. The Company Retention Payment Plan provides that general employees terminated or constructively terminated as a result of a sale of the Company are entitled to payment of three months' base salary upon satisfaction of certain other conditions. The Company Retention Payment Plan for Management-Level Employees provides that management-level employees terminated or constructively terminated as a result of a sale of the Company are entitled to payment of six months' base salary upon satisfaction of certain other conditions. The Company Retention Payment Plan for Executive-Level Employees provides that executive-level employees terminated or constructively terminated as a result of a sale of the Company are entitled to payment of twelve months' base salary upon satisfaction of certain other conditions.

     STOCK OPTIONS. Pursuant to the Merger Agreement, the Company has agreed to take all necessary actions to ensure (i) that all outstanding compensatory options to purchase common stock of the Company terminate and become without further force and effect immediately prior to the Effective Time, (ii) that all offering periods outstanding under the ESPP terminate immediately prior to the Effective Time, and (iii) that the ESPP terminates immediately prior to the Effective Time.

     DISSENTERS' RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the approval of the Company's shareholders is required for the consummation of the Merger, holders of Shares will have certain dissenters' rights pursuant to the provisions of Chapter 23B.13 of the WBCA to dissent and demand payment in cash of the fair value of their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the Offer Price.

     If any holder of Shares who demands appraisal under Chapter 23B.13 of the WBCA fails to perfect, or effectively withdraws or loses his right to demand payment in cash of the fair value of his or her Shares, as provided in the WBCA, the Shares of such holder will be converted into the right to receive the Offer Price for such Shares in accordance with the Merger Agreement.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the WBCA and is qualified in its entirety by the full text of Chapter 23B.13 of the WBCA.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 23B.13 OF THE WBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Merger.

     PLANS FOR THE COMPANY. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

     Except as otherwise described in this Offer to Purchase, neither Purchaser nor Parent has any current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

     14. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

     Shares acquired pursuant to the Offer shall be acquired by Purchaser free and clear of all security interests, liens, charges, restrictions, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to any and all cash and stock dividends, distributions, payments, securities, rights, warrants, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Shares and which are made payable or distributable to shareholders of record on a date on or after the date of the Offer. If the Company declares or pays any cash or stock dividend or declares, makes or pays any other distribution or payment on, or declares, allots, reserves or issues any securities, rights, warrants or other interests or distributions in respect of the Shares which is or are payable or distributable to the shareholders of record on a record date which is on or after the date of this Offer, then such dividends, distributions, payments or rights will be received and held by the depositing shareholder for the account of Purchaser and (i) to the extent that cash dividends, distributions or payments do not exceed the amount payable in cash to the depositing shareholder by Purchaser pursuant to the Offer, the amount payable to the depositing shareholder will be reduced by the amount of any such dividends, distributions or payments; and (ii) the amount by which any cash dividends, distributions or payments exceed the amount payable in cash and the whole of any non-cash dividends, distributions, payments, or rights shall be remitted promptly and transferred by the depositing shareholder to the Depositary, or any other person designated by Purchaser, for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance, Purchaser shall be entitled to all rights and privileges as owner of any such dividends, distributions, payments, rights or other interests and may withhold the entire purchase price payable by Purchaser pursuant to the Offer or deduct from the amount payable in cash by Purchaser pursuant to the Offer to the depositing shareholder, the value thereof as determined by Purchaser in its sole discretion.


     15. CONDITIONS OF THE OFFER. The Merger Agreement provides that, notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in accordance with the terms of the Merger Agreement, Purchaser shall not be required to accept for payment, purchase or pay for, and Purchaser may elect to terminate or amend the Offer and to postpone the acceptance of, and payment for, subject to compliance with Rule 14e-1(c) under the Exchange Act (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any Shares tendered pursuant to the Offer if (i) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated; (ii) the Minimum Condition is not satisfied; or (iii) at any time on or after the date of the Merger Agreement, any of the following events occurs:

     (a) Any action is taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling is proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer by any Governmental Entity or arbitration panel that could reasonably be expected to, directly or indirectly: (1) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise delay, restrict or prohibit consummation of the Offer, the Merger or any transaction contemplated by the Merger, (2) result in a delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (3) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries or affiliates of all or any portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, (4) impose any material limitation on the ability of Parent, Purchaser or their affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the shareholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger, (5) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Merger Agreement (other than legislation or rule-making affecting the industry as a whole), or (6) impose any material condition to the Offer, the Merger Agreement or the Merger unacceptable to Parent or Purchaser.

     (b) The Company fails to obtain all of the consents of third parties as required pursuant to the terms of the Merger Agreement No third party consents are required.

     (c) The Company breaches, or fails to comply with, in any material respect, any of its covenants or obligations under the Merger Agreement or any representations or warranty of the Company in the Merger Agreement was incorrect, in any material respect, when made or ceases to be true and correct in any material respect.

     (d) The Board of Directors of the Company or any committee thereof (1) withdraws or changes (including without limitation, by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (2) approves or recommends any Merger Proposal by a third party other than the offer, (3) publicly resolves to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Board of Directors of the Company fails to do so within two business days after such request is made.

     (e)  The Merger Agreement is terminated in accordance with its terms.

     (f) A Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company occurs. The term Material Adverse Effect means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries taken as a whole.

     (g) Any of the Employment Agreements ceases to be in full force and effect. The Employment Agreements were executed by the parties as of October 20, 1999.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent, Purchaser and their affiliates and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or Purchaser may assert its rights at any time and from time to time. All of the conditions must be either satisfied by the Expiration Date or waived. Purchaser and Parent, in their sole discretion, may extend the Offer past the Expiration Date to allow for the satisfaction of any condition.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company, neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the subsidiaries, taken as a whole, which might be adversely affected by the Merger of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the purchase of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section. See Section 15.

     STATE TAKEOVER LAWS. A number of states throughout the United States have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states.

     The Washington Takeover Act (Chapter 19 of the WBCA) provides that if a target corporation has an "acquiring person" as a shareholder, the target corporation may not engage in any of the "significant business transactions" for a period of five years following the time of the acquiring person's share acquisition unless the significant business transaction or the purchase of shares by the acquiring person is approved prior to the acquiring person's share acquisition by a majority of the members of the board of directors of the target corporation. An "acquiring person" is a person who beneficially owns 10% or more of the outstanding voting shares of the target corporation. After the Washington Takeover Act's five-year moratorium, a "significant business transaction" may proceed only if (i) it compiles with the "fair price" provisions of the statute requiring that holders of common stock receive value per share at least equal to the higher of two specified formulas, or (ii) such transaction is approved at a shareholders meeting (by the majority of shares entitled to vote excluding those shares held by the acquiring person) held at least five years after the acquiring person purchased its shares. Therefore, unless the board of directors (as it was composed before the acquiring person acquired its shares) approves of either the transaction or the acquisition by the acquiror of its shares, the Washington Takeover Act imposes a five-year moratorium prohibiting the corporation from effecting any of the enumerated significant business transactions even if its current board wants to do so.

     The "significant business transactions" covered by the Washington Takeover Act include:

          (i) a merger, share exchange or consolidation of the target corporation with an acquiring person;

          (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of the target's assets to or with an acquiring person over a threshold aggregate market value;

          (iii) the termination, as a result of the acquiring person's acquisition of at least 10% of the shares of the target corporation, of at least 5% of the target corporations' (or subsidiary's) employees employed in Washington State over the five-year period following the share acquisition time;

          (iv) the issuance or transfer of shares, options, warrants or rights to acquire its shares to, or the redemption from, an acquiring person by the target corporation, except under limited circumstances;

          (v) the liquidation or dissolution of the target proposed by or pursuant to an agreement with an acquiring person;

          (vi) the reclassification of securities of the target proposed by or pursuant to an agreement with an acquiring person that increases the proportionate share of the outstanding shares of a class or series of voting shares or securities convertible into voting shares of a target corporation that is directly or indirectly owned by an acquiring person, except as the result of immaterial changes due to fractional shares adjustments; or

          (vii) receipt by an acquiring person of the direct or indirect benefit, except proportionately as a shareholder of the target corporation, of loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages.

     However, it is unlikely that the Washington Takeover Act applies to the Offer or the Merger because the Board of Directors of the Company has approved the Offer and is unanimously recommending acceptance of the Offer and approval of the Merger by the holders of Shares.

     In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders provided that such laws were applicable only under certain circumstances.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. With the exception of the WBCA, purchaser does not know whether any of these laws will, by their terms, apply to the Offer or to the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.


     ANTITRUST. Under the HSR Act applicable to the Offer and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Purchaser's purchase of the Shares pursuant to the Offer is subject to such requirements.


     17. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Parent has engaged CIBC to act as Dealer Manager for the Offer and as Parent's exclusive financial advisor in connection with Parent's proposed acquisition of the Company, for which services CIBC will receive customary compensation. Parent also has agreed to reimburse CIBC for reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel), and to indemnify CIBC and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, CIBC and its affiliates may actively trade or hold the securities of Parent and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     Parent has also engaged MacKenzie Partners, Inc. to serve as the Information Agent in connection with the Offer. Purchaser will pay customary fees for the Information Agent's services, will reimburse the Information Agent for reasonable out of pocket expenses and will provide customary indemnity to the Information Agent.

     18. MISCELLANEOUS

     PROHIBITIONS ON THE OFFER. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto,

Purchaser will make a good faith effort to comply with any such statute. If, after such good faith effort, Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

October 27, 1999                          NetManage Acquisition Corporation

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of Parent. Unless otherwise indicated each such person (i) has held his principal occupation for the past five years, (ii) is a citizen of the United States and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities laws.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
               NAME                      AND FIVE-YEAR EMPLOYMENT HISTORY              BUSINESS ADDRESS
               ----                 ------------------------------------------  -------------------------------
Zvi Alon..........................  Chairman, President and Chief Executive     10725 N. DeAnza Blvd.
                                    Officer                                     Cupertino, CA 95014
Gary R. Anderson..................  Senior Vice President of Finance, Chief     10725 N. DeAnza Blvd.
                                    Financial Officer, and Secretary            Cupertino, CA 95014
Richard French(1).................  Senior Vice President and General Manager   10725 N. DeAnza Blvd.
                                    of Emerging Technology (Visual              Cupertino, CA 95014
                                    Connectivity)
Peter R. Havart-Simkin(1).........  Senior Vice President of Marketing          10725 N. DeAnza Blvd.
                                                                                Cupertino, CA 95014
D. Patrick Linehan................  Senior Vice President, Worldwide Sales and  10725 N. DeAnza Blvd.
                                    Support                                     Cupertino, CA 95014
John Bosch........................  Director (1991-present); General Partner,   14241 Worden Way Saratoga, CA
                                    Bay Partners (1981-1998)                    95070
Uzia Galil(2).....................  Director (1990-present); Chairman and       850 Third Avenue New York, NY
                                    Chief Executive Officer, Elron Electronics  10022
                                    Industries, Ltd. (1981-present)
Dr. Shelly Harrison...............  Director (1996-present); Chief Executive    300 D Street, SW Suite 814
                                    Officer, Spacehab, Inc. (1996-present);     Washington, DC 20024
                                    Chairman, Spacehab, Inc. (1993-present)
Darrell Miller....................  Director (1994-present); Executive Vice     195 Loma Alta Los Gatos, CA
                                    President, Corporate Strategic Marketing    95032
                                    (1994-1996)
Abraham Ostrovsky.................  Director (1998-present); Chief Executive    200 Sheridan Avenue #404 Palo
                                    Officer, Compressent Corporation            Alto, CA 94306
                                    (1996-1997); Chairman, Jetform
                                    Corporation, (1995-present); Chairman and
                                    Chief Executive Officer, Jetform
                                    Corporation (1991-1995)

---------------
(1) Citizen of the United Kingdom
(2) Citizen of Israel

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of Purchaser. Unless otherwise indicated each such person (i) has held his principal occupation for the past five years, (ii) is a citizen of the United States and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities laws.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                     AND FIVE-YEAR EMPLOYMENT HISTORY                BUSINESS ADDRESS
             ----                ------------------------------------------    -------------------------------
Zvi Alon.......................  Chairman and Chief Executive Officer of       10725 N. DeAnza Blvd.
                                 Parent                                        Cupertino, CA 95014
Gary R. Anderson...............  Senior Vice President of Finance, Chief       10725 N. DeAnza Blvd.
                                 Financial Officer, and Secretary of Parent    Cupertino, CA 95014

                        The Depositary for the Offer is:

                                  CHASEMELLON
                          SHAREHOLDER SERVICES, L.L.C.

            By Mail:                     By Overnight Carrier:                    By Hand:
     ChaseMellon Shareholder            ChaseMellon Shareholder            ChaseMellon Shareholder
        Services, L.L.C.                   Services, L.L.C.                   Services, L.L.C.
    Reorganization Department          Reorganization Department          Reorganization Department
           PO Box 3301                    85 Challenger Road                    120 Broadway
   South Hackensack, NJ 07606             Mail Stop -- Reorg                     13th Floor
                                       Ridgefield Park, NJ 07660             New York, NY 10271

           Facsimile (for Eligible Institutions only): (201) 296-4293

                    To confirm by telephone: (201) 296-4860

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         MACKENZIE PARTNERS, INC. LOGO
                      156 Fifth Avenue, New York, NY 10010
                         (212) 929-5500 (Call collect)
                                       or
                         Call Toll Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                           [CIBC WORLD MARKETS LOGO]
                           One World Financial Center
                            New York, New York 10281
                                 (212) 856-4181